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                                                                 Exhibit 10.15

                              EMPLOYMENT AGREEMENT
                              OF STEPHEN P. PEZZOLA
                                      WITH
                                 PHASECOM, INC.


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into effective as of the 1st day of January, 2000, by and between PHASECOM, INC., a Delaware corporation (hereinafter the "Corporation"), and STEPHEN P. PEZZOLA (hereinafter "Pezzola").

                                    RECITALS

         A.       The Corporation has employed Pezzola as General Counsel.

         B. In connection with Pezzola's employment with the Corporation, the Corporation and Pezzola desire to enter into this Employment Agreement according to the terms and conditions set forth below.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereto hereby agree as follows:


1.       EMPLOYMENT DUTIES.
         a. GENERAL. The Corporation hereby agrees to employ Pezzola, and Pezzola hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.
         b. CORPORATION'S DUTIES. The Corporation shall allow Pezzola to, and Pezzola shall, perform responsibilities normally incident to the position of General Counsel, commensurate with his background, education, experience and professional standing. The Corporation shall provide Pezzola with such office equipment, supplies, customary services, office, and cooperation suitable for the performance of his duties at his current office location.
         c. PEZZOLA'S DUTIES. Unless otherwise agreed to by the parties, Pezzola shall serve as General Counsel of the Corporation. Pezzola shall devote such amount of his productive time, attention, energy and skill to the business of the Corporation as shall be deemed appropriate, upon consultation with the Chairman of the Board up to thirty (30) hours per week. Pezzola shall report directly to the Chairman of the Board. Pezzola shall inform the Chairman of the Board of any other positions that he takes with any other entity. Pezzola duties shall be
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performed primarily in California at his current office location.
2. TERM. The initial term of this employment is three (3) years. Thereafter, this Agreement may be renewed by Pezzola and the Corporation on such terms as the parties may agree to in writing. Absent written notice to the contrary given at least thirty (30) days prior to the end of the initial three
(3) year employment term, this Agreement will be automatically renewed for consecutive one (1) year extensions. Should the term of employment not be renewed after the expiration of the first three (3) year term, Pezzola shall be entitled to nine (9) months salary as severance, in exchange for a release as to any and all claims Pezzola may have against the Corporation.
3.       COMPENSATION. Pezzola shall be compensated as follows:
         a. FIXED SALARY. Pezzola shall receive a fixed annual salary of Two Hundred Two Thousand Five Hundred Dollars ($202,500). The Corporation agrees to review the fixed salary on, or before, January 1, 2001, and thereafter at the end of each calendar year during the employment term based upon Pezzola's services and the financial results of the Corporation, and to make such increases as may be determined appropriate in the sole discretion of the Corporation's Chief Executive Officer or Board of Directors.
         b. PAYMENT. Pezzola's fixed salary shall be payable on a semi-monthly basis, in accordance with the Corporation's usual payroll practices.
         c. BONUS COMPENSATION.
         A. Pezzola shall be entitled to a bonus of Twenty-five Thousand Dollars ($25,000), as and when the Corporation files a registration statement with the Securities and Exchange Commission to issue securities to the public (a "public offering."); and
         B. During the Employment Term, Pezzola shall participate in each bonus plan adopted by the Corporation's Board of Directors. Commencing in 2000, Pezzola shall be entitled to receive an annual bonus equal to (i) fifteen percent (15%) of his annual base salary should the Corporation meet eighty percent (80%) of its plan as presented to the Board in January of each year, during the term of Pezzola's employment ("Yearly Plan"); (ii) fifty percent (50%) of his annual base salary should the Corporation meet its Yearly Plan; and
(iii) ninety percent (90%) of his annual base salary should the Corporation meet one hundred twenty percent (120%) of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between eighty percent (80%) and one hundred percent (100%); or between one hundred percent (100%) and one hundred twenty percent (120%). For purposes of this Section, the meeting of the Yearly Plan shall be based upon the actual revenues set forth by management and the Compensation Committee for each applicable year (each compared to the revenues and other items projected in the Yearly Plan). Pezzola shall be entitled to receive an additional annual bonus based on his performance and that of the Company each year as determined by the Board of this Corporation,
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or its Compensation Committee. The bonus shall be prorated should Pezzola's employment terminate prior to the full calendar year.
         d. STOCK OPTIONS. Pezzola shall be eligible for stock options that may be awarded by the Corporation, from time to time, in recognition of Pezzola's contribution to the Corporation's success.
         e. VACATION. Pezzola shall accrue paid vacation at the rate of twenty-five (25) days for each twelve (12) months of employment. Pezzola shall be compensated at his usual rate of compensation during any such vacation. Pezzola shall be entitled to paid holidays as generally given by the Corporation. Pezzola shall receive sick leave or disability leave in accordance with the terms of the Corporation's standard sick leave or disability leave policy.
         f. BENEFITS. During the employment term, Pezzola and his dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time. Pezzola shall also be entitled to Director and Officer ("D&O") insurance in such amounts and coverage and such indemnification provisions as are afforded other officers and directors of the Corporation. Benefits under this Section 3.f. will be paid by the Corporation.
         g. EXPENSES. The Corporation shall reimburse Pezzola for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time. In addition, Pezzola shall be reimbursed for the reasonable costs associated with one cellular telephone and shall be entitled reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for General Counsel. As a condition of payment or reimbursement, Pezzola agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis.
4. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES. Pezzola agrees that during the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's business and plans. Pezzola agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation. Notwithstanding anything in the foregoing to the contrary, Pezzola shall be allowed to invest as a shareholder in publicly traded companies, or through a venture capital firm or an investment pool.
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5.       TRADE SECRETS.
         a. SPECIAL TECHNIQUES. It is hereby agreed that the Corporation has developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Corporation's Property"). It is expected that Pezzola will gain knowledge of and utilize the Corporation's Property during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Corporation's Property.
         b. CORPORATION'S PROPERTY. It is hereby stipulated and agreed that the Corporation's Property shall remain the Corporation's sole property. In the event that Pezzola's employment is terminated, for whatever reason, Pezzola agrees not to copy, make known, disclose or use, any of the Corporation's Property without the Corporation's prior written consent. In such event, Pezzola further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months after any termination of this Agreement. Pezzola agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Pezzola or others) comprising or containing the Corporation's Property. Pezzola recognizes that violation of covenants and agreements contained in this Section 5 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages.
6.       TERMINATION.
         a. GENERAL. The Corporation may terminate this Agreement without cause, on ninety (90) days written notice. Pezzola may voluntarily terminate his employment hereunder upon ninety (90) days' advance written notice to the Corporation.
         b. TERMINATION FOR CAUSE. The Corporation may immediately terminate Pezzola's employment at any time for cause. Termination for cause shall be effective from the receipt of written notice thereof to Pezzola specifying the grounds for termination and all relevant facts. Cause shall be deemed to include: (i) material neglect of his duties or a significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure; (ii) fraud, embezzlement, defalcation or conviction of any felonious offense; or
(iii) intentionally imparting confidential information relating to the Corporation or any of the Corporation's subsidiaries, or their business, to competitors or to other third parties other than in the course of carrying out his duties hereunder. The Corporation's exercise of its rights to terminate with cause shall be without
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prejudice to any other remedy it may be entitled at law, in equity, or under
this Agreement .          c. TERMINATION UPON DEATH OR DISABILITY. This
Agreement shall automatically terminate upon Pezzola's death. In addition, if any disability or incapacity of Pezzola to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation)
out of any one hundred twenty (120) calendar day period, the Corporation may terminate Pezzola's employment upon written notice. Payment of salary to
Pezzola during any sick leave shall only be to the extent that Pezzola has accrued sick leave or vacation days. Pezzola shall accrue sick leave at the
same rate generally available to the Corporation's employees.           d.
SEVERANCE PAY. If this Agreement is terminated by the Corporation without cause pursuant to Section 6.a. (above) the Corporation shall pay Pezzola a severance fee equal to the greater of (a) the full amount of the compensation that he could have expected under this Agreement, as and when payable under this Agreement, without deduction except for tax withholding amounts, through the end of the term; or (b) nine (9) months of his then-current salary without bonus, subject to tax withholding amounts. If this Agreement is terminated by the Corporation for cause pursuant to Section 6.b, the Corporation shall pay to Pezzola a severance fee equal to three (3) months of his then-current salary without bonus, subject to tax withholding amounts, in exchange for a release as to any and all claims Pezzola may have against the Corporation. There shall be a three (3) month severance in the event that this Agreement is terminated voluntarily by Pezzola. During the time period for which Pezzola is receiving severance pay, he shall remain as an employee of the Corporation in a non-policy making role, and his options shall continue to vest.

7.       CORPORATE OPPORTUNITIES.
         a. DUTY TO NOTIFY. In the event that Pezzola, during the employment term, shall become aware of any material and significant business opportunity directly related to any of the Corporation's significant businesses, Pezzola shall promptly notify the Corporation's Chairman of the Board of such opportunity. Pezzola shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to take appropriate action within thirty (30) days. Pezzola's duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of California relating to the fiduciary duties of an agent or employee.
         b. FAILURE TO NOTIFY. In the event that Pezzola fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of the Corporation,
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Pezzola shall be deemed to have violated the provisions of this Section notwithstanding the following:
              i. The capacity in which Pezzola shall have acquired such opportunity; or
              ii. The probable success in the Corporation's hands of such opportunity.
8.       MISCELLANEOUS.
         a. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.
         b. NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.
         c. PERSONAL SERVICES. It is understood that the services to be performed by Pezzola hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Pezzola. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.
         d. SEVERABILITY. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.
         e. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.
         f. NOTICES. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.
         g. MERGER, TRANSFER OF ASSETS, OR DISSOLUTION OF THE CORPORATION. This
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Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


PHASECOM, INC.                                       STEPHEN P. PEZZOLA
a Delaware corporation                               40 Yorkshire Drive
20400 Stevens Creek Blvd., Ste. 800                  Oakland, CA 94618
Cupertino, CA  95014


By: /s/ Davidi Gilo                                  /s/ Stephen P. Pezzola
    -------------------------------                  ---------------------------
    Davidi Gilo, Chief Executive                          (Signature)
    Officer